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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-12

                            R. G. BARRY CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                         [R. G. Barry Corporation Logo]

                            R. G. BARRY CORPORATION
                            13405 YARMOUTH ROAD N.W.
                            PICKERINGTON, OHIO 43147

                                                                  March 29, 2001

Dear Fellow Shareholders:

     You are cordially invited to attend the 2001 Annual Meeting of Shareholders of R. G. Barry Corporation, which will be held at 11:00 a.m., local time, on Thursday, May 10, 2001, at our executive offices located at 13405 Yarmouth Road N.W., Pickerington, Ohio 43147.

     The formal notice of annual meeting of shareholders and proxy statement are enclosed. The board of directors has nominated three directors, each for a term to expire at the 2004 Annual Meeting of Shareholders. The board of directors recommends that you vote FOR the nominees.

     On behalf of the board of directors and management, I cordially invite you to attend the annual meeting. Whether or not you plan to attend the annual meeting and regardless of the number of common shares you own, it is important that your common shares be represented and voted at the annual meeting. Accordingly, after reading the enclosed proxy statement, please complete, sign and date the enclosed proxy card and mail it promptly in the reply envelope provided for your convenience.

     Thank you for your continued support.

                                          Very truly yours,

                                          /s/ Gordon Zacks
                                          Gordon Zacks,
                                          Chairman of the Board
                                            and Chief Executive Officer

                         [R. G. Barry Corporation Logo]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            R. G. BARRY CORPORATION
                            13405 YARMOUTH ROAD N.W.
                            PICKERINGTON, OHIO 43147
                                 (614) 864-6400

                                                              Pickerington, Ohio
                                                                  March 29, 2001

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of R. G. Barry Corporation (the "Company") will be held at the executive offices of the Company at 13405 Yarmouth Road N.W., Pickerington, Ohio 43147, on Thursday, May 10, 2001, at 11:00 a.m., local time, for the following purposes:

        1. To elect three directors to serve for terms of three years each.

        2. To transact any other business which properly comes before the annual meeting or any adjournment.

     Shareholders of record at the close of business on March 15, 2001, will be entitled to receive notice of, and to vote at, the annual meeting and any adjournment.

     You are cordially invited to attend the annual meeting. The vote of each shareholder is important, whatever the number of common shares held. Whether or not you plan to attend the annual meeting, please sign, date and return your proxy card promptly in the enclosed envelope. Should you attend the annual meeting, you may revoke your proxy and vote in person. Attendance at the annual meeting will not, in and of itself, constitute revocation of a proxy.

                                          By Order of the Board of Directors,

                                          /s/ Gordon Zacks
                                          Gordon Zacks,
                                          Chairman of the Board
                                            and Chief Executive Officer

                            R. G. BARRY CORPORATION
                            13405 YARMOUTH ROAD N.W.
                            PICKERINGTON, OHIO 43147
                                 (614) 864-6400

                                PROXY STATEMENT

     This proxy statement and the accompanying proxy card are being mailed to shareholders of R. G. Barry Corporation (the "Company") on or about March 29, 2001, in connection with the solicitation of proxies by the board of directors of the Company for use at the annual meeting of shareholders on Thursday, May 10, 2001, or any adjournment. The annual meeting will be held at 11:00 a.m., local time, at our executive offices at 13405 Yarmouth Road N.W., Pickerington, Ohio. The facility is located east of Columbus, Ohio, immediately south of the intersection of Interstate 70 and State Route 256.

     A proxy card for use at the annual meeting accompanies this proxy statement and is solicited by the Company's board of directors. Without affecting any vote previously taken, any shareholder appointing a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company, at the address shown on the cover page of this proxy statement, written notice of revocation; by executing a later-dated proxy card which is received by the Company prior to the annual meeting; or by attending the annual meeting and giving notice of revocation in person. Attendance at the annual meeting will not, in and of itself, constitute revocation of a proxy.

     Shareholders holding common shares in "street name" with a broker, bank or other holder of record should review the information provided to them by such holder of record. This information will set forth the procedures to be followed in instructing the holder of record how to vote the "street name" common shares and how to revoke previously given instructions.

     The Company will bear the costs of preparing, printing and mailing this proxy statement, the accompanying proxy card and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the board of directors. The Company has engaged D. F. King & Co., Inc. to assist in the solicitation of proxies from shareholders at a fee of not more than $4,500 plus reimbursement of reasonable out-of-pocket expenses. In addition, proxies may be solicited, for no additional compensation, by officers, directors or employees of the Company and our subsidiaries by further mailing, telephone or personal contact. We will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of common shares not beneficially owned by them, for forwarding materials to, and obtaining proxies from, the beneficial owners of common shares entitled to vote at the annual meeting.

     Our annual report to shareholders for the fiscal year ended December 30, 2000 (the "2000 fiscal year") is enclosed with this proxy statement.

                            VOTING AT ANNUAL MEETING

     Only shareholders of record at the close of business on March 15, 2001, are entitled to receive notice of, and to vote at, the annual meeting and any adjournment. At the close of business on March 15, 2001, 9,372,907 common shares were outstanding and entitled to vote. Each common share entitles the holder thereof to one vote on each matter to be submitted to shareholders at the annual meeting. There is no cumulative voting in the election of directors. A quorum for the annual meeting is a majority of the outstanding common shares.

                                SHARE OWNERSHIP

     The following table furnishes information regarding the beneficial ownership of common shares by each person known to the Company to beneficially own more than five percent (5%) of the outstanding common shares as of March 15, 2001 (unless otherwise indicated):

                                                 AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                              -------------------------------------------------------------------------------
                                  SOLE              SHARED           SOLE              SHARED                   PERCENT
      NAME AND ADDRESS           VOTING             VOTING        DISPOSITIVE        DISPOSITIVE                   OF
     OF BENEFICIAL OWNER          POWER             POWER            POWER              POWER        TOTAL      CLASS(1)
     -------------------      -------------      ------------   ---------------      -----------   ----------   --------
Artisan Partners Limited                 --         1,224,400(2)             --       1,224,400(2)  1,224,400(2)   13.1%
  Partnership
  Artisan Investment
    Corporation
  Andrew A. Ziegler
  Carlene Murphy Ziegler
1000 North Water Street,
  #1770
Milwaukee, WI 53202

Gordon Zacks                        991,549(3)(4)           --          544,423(3)(4)         --      991,549      10.4%
13405 Yarmouth Road N.W.
Pickerington, OH 43147

Harris Associates L.P.                   --           905,000(5)         50,000(5)      855,000(5)    905,000(5)    9.7%
  Harris Associates Inc.
  Harris Associates
    Investment Trust
Two North LaSalle Street,
    Suite 500
Chicago, IL 60602-3790

Schneider Capital Management        351,300(6)             --           826,400(6)           --       826,400(6)    8.8%
  Corporation
460 E. Swedesford Road,
    Suite 1080
Wayne, PA 19087

Dimensional Fund Advisors           782,781(7)             --           782,781(7)           --       782,781(7)    8.4%
  Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Florence Zacks Melton                29,873                --           476,999(4)           --       476,999       5.1%
1000 Urlin Avenue
Columbus, OH 43212

---------------

(1) The percent of class is based upon the sum of 9,372,907 common shares outstanding on March 15, 2001, and the number of common shares, if any, as to which the named person has the right to acquire beneficial ownership upon the exercise of options exercisable within 60 days of March 15, 2001.

(2) Based on information contained in filings with the Securities and Exchange Commission (the latest of which is dated February 14, 2001), as of December 31, 2000, Artisan Partners Limited Partnership, a registered investment adviser ("Artisan Partners"), its general partner Artisan Investment Corporation ("Artisan Corp."), and Andrew A. Ziegler and Carlene Murphy Ziegler, the principal stockholders of Artisan Corp., may be deemed to beneficially own 1,224,400 common shares. The common shares reported have been acquired on behalf of discretionary clients of Artisan Partners.

(3) Includes 211,991 common shares held of record by Mr. Zacks, and 194,502 common shares as to which Mr. Zacks has the right to acquire beneficial ownership upon the exercise of options exercisable within 60 days of March 15, 2001. 40,000 of the common shares held of record by Mr. Zacks remain subject to restrictions on transfer under the terms of a Restricted Stock Agreement, dated May 13, 1999, between Mr. Zacks and the Company. Mr. Zacks is not permitted to dispose of or otherwise transfer these common shares until the restrictions have lapsed. SEE "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS -- EMPLOYMENT CONTRACTS, RESTRICTED STOCK AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS." Excludes 14,967 common shares held of record and owned beneficially by the spouse of Mr. Zacks as to which Mr. Zacks has no voting or dispositive power and disclaims beneficial ownership.

(4) Gordon Zacks is the voting trustee of the Zacks-Streim Voting Trust (the "Voting Trust") and exercises sole voting power as to the 585,056 common shares deposited in the Voting Trust. The beneficial owners of common shares deposited in the Voting Trust retain dispositive power with respect to those common shares (subject to certain limitations on the right to remove common shares from the Voting Trust). Mr. Zacks is the beneficial owner of 137,930 of the common shares deposited in the Voting Trust. Mr. Zacks' mother, Florence Zacks Melton, as trustee under a trust created by the will of Aaron Zacks, deceased, is the owner of the remaining 447,126 common shares deposited in the Trust. Mr. Zacks is the remainder beneficiary of the trust created by that will. The Voting Trust will continue in existence until October 29, 2005, unless extended or terminated in accordance with its terms.

(5) Based on information contained in filings with the SEC (the latest of which are dated January 26, 2001), as of December 31, 2000, Harris Associates L.P., a registered investment adviser ("Harris"), and its general partner Harris Associates Inc. ("Harris G/P") may be deemed to beneficially own 905,000 common shares, including 855,000 common shares held by Harris Associates Investment Trust ("Harris Trust") in a series designated The Oakmark Small Cap Fund. 50,000 of the common shares reported by Harris and Harris G/P have been acquired on behalf of other advisory clients of Harris. Harris has been granted the power to vote common shares in circumstances it determines to be appropriate in connection with assisting its advised clients to whom it renders financial advice in the ordinary course of business, by either providing information or advice to the persons having that power, or by exercising the power to vote. In addition, Harris serves as investment adviser to the Harris Trust and various of Harris' officers and directors are also officers and trustees of the Harris Trust. Harris has shared voting and dispositive power with respect to the 855,000 common shares held in The Oakmark Small Cap Fund because of Harris' power to manage the investments of Harris Trust.

(6) Based on information contained in filings with the SEC (the latest of which is dated February 9, 2001), as of December 31, 2000, Schneider Capital Management Corporation, a registered investment adviser, had sole voting power as to 351,300 common shares and sole dispositive power as to 826,400 common shares.

(7) Based on information contained in filings with the SEC (the latest of which is dated February 2, 2001), Dimensional Fund Advisors Inc., a registered investment adviser ("Dimensional"), may be deemed to have beneficial ownership of 782,781 common shares as of December 31, 2000, all of which common shares were held in portfolios of four investment companies to which Dimensional furnishes investment advice and of other commingled group trusts and separate accounts for which Dimensional serves as investment manager. In its role as investment advisor and investment manager, Dimensional possesses both voting and dispositive power over the common shares owned by these portfolios. Dimensional disclaims beneficial ownership of these common shares.

     The following table furnishes information regarding the beneficial ownership of common shares, as of March 15, 2001, for each of the current directors, each of the nominees for election as directors, each of the individuals named in the Summary Compensation Table and all current executive officers and directors as a group:

                                         AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                        ----------------------------------------------
                                                        COMMON SHARES
                                                         WHICH CAN BE
                                         COMMON         ACQUIRED UPON
                                         SHARES      EXERCISE OF OPTIONS                  PERCENT
               NAME OF                  PRESENTLY     EXERCISABLE WITHIN                     OF
           BENEFICIAL OWNER               HELD             60 DAYS             TOTAL      CLASS(2)
           ----------------             ---------    -------------------     ---------    --------
Gordon Zacks..........................    797,047(3)       194,502             991,549      10.4%
Philip G. Barach......................     15,831            6,250              22,081       (4)
Richard L. Burrell (5)................     38,356(6)       156,944             195,300       2.0%
Christian Galvis......................     70,698(7)        55,554             126,252       1.3%
Harvey M. Krueger.....................     22,221            6,250              28,471       (4)
Roger E. Lautzenhiser.................     11,000            6,250              17,250       (4)
William Lenich........................          0                0                   0       (4)
Harry Miller..........................      9,176            4,444              13,620       (4)
Janice Page...........................          0            6,250               6,250       (4)
Edward M. Stan........................     34,557(8)         6,250              40,807       (4)
Daniel D. Viren.......................          0                0                   0       (4)
Harvey A. Weinberg....................          0                0                   0       (4)
Edward Bucciarelli (9)................          0                0                   0       (4)
All current directors and executive
  officers as a group (numbering
  13).................................  1,001,441          445,694           1,447,135      14.7%

---------------

 (1) Unless otherwise indicated, the beneficial owner has sole voting and dispositive power as to all of the common shares reflected in the table.

 (2) See Note (1) to preceding table.

 (3) See Notes (3) and (4) to preceding table.

 (4) Represents ownership of less than 1% of the outstanding common shares of the Company.

 (5) Mr. Burrell retired from his position as an executive officer of the Company on December 31, 2000. He has notified the Company that he will not stand for re-election at the annual meeting.

 (6) Includes 15,528 common shares held jointly by Mr. Burrell and his spouse.

 (7) Excludes 572 common shares held of record and owned beneficially by Mr. Galvis' spouse as to which he exercises no voting or dispositive power and disclaims beneficial ownership. 26,000 of the common shares shown remain subject to restrictions on transfer under the terms of a Restricted Stock Agreement, dated March 23, 2000, between Mr. Galvis and the Company. SEE "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS -- EMPLOYMENT CONTRACTS, RESTRICTED STOCK AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS."

 (8) Includes 2,220 common shares held jointly by Mr. Stan and his spouse.

 (9) Mr. Bucciarelli resigned from his position as an executive officer of the Company effective August 4, 2000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     To the knowledge of the Company, based solely on a review of copies of the reports furnished to the Company and written representations that no other reports were required to be filed in respect of the 2000 fiscal year, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, applicable to officers, directors and beneficial owners of more than 10% of the outstanding common shares were complied with; except David L. Nichols, a former director of the Company, filed late one report covering one transaction.

                             ELECTION OF DIRECTORS

     In accordance with Article SIXTH of the Company's articles of incorporation, three directors are to be elected at the annual meeting for terms of three years each and until their respective successors are elected and qualified. The individuals named as proxies in the accompanying proxy card intend to vote the common shares represented by the proxies received under this solicitation for the nominees named below who have been designated by the board of directors, unless otherwise instructed on the proxy card. Under Ohio law and the Company's regulations, the three nominees receiving the greatest number of votes will be elected as directors. Common shares as to which the authority to vote is withheld and broker non-votes will not be counted toward the election of directors or toward the election of the individual nominees specified on the proxy card.

     The following information, as of March 15, 2001, concerning the age, principal occupation, other affiliations and business experience of each nominee has been provided by each nominee. Unless otherwise indicated, each individual has had the same principal occupation for more than five years.

                                                                                  DIRECTOR OF
                                                  POSITION(S) HELD                THE COMPANY     NOMINEE
                                                WITH THE COMPANY AND              CONTINUOUSLY   FOR TERM
          NOMINEE             AGE             PRINCIPAL OCCUPATION(S)                SINCE      EXPIRING IN
          -------             ---             -----------------------             ------------  -----------
Edward M. Stan..............  76    President, Edward M. Stan and Associates,         1971         2004
                                      importing

Daniel D. Viren.............  54    Senior Vice President -- Finance and Chief         --          2004
                                      Financial Officer since June 2000,
                                      Secretary and Treasurer since October
                                      2000, Senior Vice President --
                                      Administration from 1992 to July 1999,
                                      and Assistant Secretary from 1994 to July
                                      1999 of the Company; Senior Vice President
                                      and Chief Financial Officer of Metatec
                                      International, Inc., an international
                                      information distribution company, from
                                      July 1999 to June 2000(1)

Philip G. Barach............  70    Private investor(2)                               1991         2004

---------------

(1) Mr. Viren will be nominated at the annual meeting for election as a director to serve as the successor to Mr. Burrell. Mr. Viren is also a director of Metatec International, Inc.

(2) Mr. Barach is also a director of Bernard Chaus, Inc. and a member of the board of trustees of Glimcher Realty Trust.

     While it is contemplated that all nominees will stand for election, if one or more of the nominees at the time of the annual meeting should be unavailable or unable to serve as a candidate for election as a director, the individuals designated to vote the proxies reserve full discretion to vote the common shares represented by the proxies for the election of the remaining nominees and for the election of any substitute nominee(s) designated by the board of directors. The board of directors knows of no reason why any of the above-mentioned individuals will be unavailable or unable to serve if elected to the board.

     Shareholders of the Company desiring to nominate candidates for election as directors must provide timely notice in writing. To be timely, a shareholder's notice must be delivered or mailed to the Secretary of the Company. Under the Company's articles of incorporation, a shareholder must deliver or mail the director nomination not less than 30 days nor more than 60 days prior to any meeting of shareholders called for the election of directors. However, if less than 35 days' notice of the meeting is given to the shareholders, the nomination must be mailed or delivered to the Company's Secretary not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Each shareholder nomination must contain the following information: (a) the name, age, and business and, if known, residence addresses of the nominee; (b) the principal occupation or employment of the nominee; (c) the number of common shares beneficially owned by the nominee and by the nominating shareholder; and (d) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations under the SEC proxy rules. Each nomination must be accompanied by the written consent of the proposed nominee to serve as a director. Notice of nominations for the 2001 annual meeting must be mailed or delivered by April 10, 2001.

     The following information, as of March 15, 2001, concerning the age, principal occupation, other affiliations and business experience of the directors of the Company whose terms extend beyond the Annual Meeting has been furnished by each director. Unless otherwise indicated, each individual has had the same principal occupation for more than five years.

                                                                              DIRECTOR OF
                                                POSITION(S) HELD              THE COMPANY
                                              WITH THE COMPANY AND            CONTINUOUSLY      TERM
            NAME              AGE           PRINCIPAL OCCUPATION(S)              SINCE       EXPIRES IN
            ----              ---           -----------------------           ------------   ----------
Gordon Zacks................  68    Chairman of the Board and Chief               1959          2002
                                      Executive Officer since 1979, and
                                      President from 1992 to February 2001,
                                      of the Company

Christian Galvis............  59    Executive Vice President -- Operations        1992          2002
                                      since 1992, and President -- Operations
                                      of Barry Comfort Group since 1998, of
                                      the Company

Roger E. Lautzenhiser.......  47    Partner, Vorys, Sater, Seymour and Pease      1999          2002
                                      LLP, attorneys at law(1)

Harvey A. Weinberg..........  63    Private investor; former Chairman and         2001          2002
                                      Chief Executive Officer of Hartmarx
                                      Corporation, a men's clothing company,
                                      from February 1988 to July 1992(2)

Harvey M. Krueger...........  71    Vice Chairman, Lehman Brothers, Inc.,         1980          2003
                                      investment bankers(3)

Janice Page.................  52    Retail/merchandising consultant since         2000          2003
                                      1997; Senior (Group) Vice President,
                                      Sears, Roebuck and Co. from 1992 to
                                      1997(4)

William Lenich..............  52    President and Chief Operating Officer of      2001          2003
                                      the Company since February 2001;
                                      President and Chief Operating Officer
                                      of International from 1997 to February
                                      2001, and Group President of Retail
                                      from 1999 to February 2001 and from
                                      1990 to 1997, of Nine West Group,
                                      Inc., a women's retail shoe company(5)

---------------

(1) Mr. Lautzenhiser has been managing partner of the Cincinnati, Ohio office of Vorys, Sater, Seymour and Pease LLP since November 2000 and was a partner in the Columbus, Ohio office from 1986 to November 2000. Vorys, Sater, Seymour and Pease LLP rendered legal services to the Company during the 2000 fiscal year and continues to do so.

(2) Mr. Weinberg is also a director of Syms Corp and a member of the board of trustees of Glimcher Realty Trust.

(3) Mr. Krueger is also a director of Automatic Data Processing, Inc., Bernard Chaus, Inc., Delta Galil Industries LTD and GEO Interactive Media Group LTD and serves on The Club Mediterranee International Advisory Board.

(4) Ms. Page is also a director of Kellwood Company.

(5) Pursuant to the terms of his employment agreement, effective February 19, 2001, Mr. Lenich was appointed by the board of directors on that date.

     There are no family relationships among any of the directors, nominees for election as directors and executive officers of the Company.

     The board of directors held a total of 14 meetings during the 2000 fiscal year. Each incumbent director attended 75% or more of the aggregate of the total number of meetings held by the board of directors during the period he or she served as a director and the total number of meetings held by all committees of the board of directors on which he or she served during the period he or she served.

     The board of directors has standing audit, compensation and nominating and governance committees.

     The individuals serving as members of the audit committee during the 2000 fiscal year were Leopold Abraham II (who served until May 2000), Philip G. Barach, William Giovanello (who served until May 2000), Harvey M. Krueger, David
L. Nichols (who served from May 2000) and Edward M. Stan. The audit committee currently consists of Philip G. Barach, Harvey M. Krueger, Edward M. Stan and Harvey A. Weinberg. The audit committee's responsibilities include overseeing the Company's system of internal accounting and financial controls and the annual independent audit of the Company's financial statements and reporting the results of those activities to the board of directors, reviewing the independence of the independent auditors, evaluating the performance of the Company's independent auditors and recommending to the board of directors a firm to serve as the Company's independent auditors. The audit committee's responsibilities are outlined further in its written charter attached as Annex A to this proxy statement. Each incumbent member of the audit committee qualifies as independent under the rules of the New York Stock Exchange. The audit committee met six times during the 2000 fiscal year.

     The individuals serving as members of the compensation committee during the 2000 fiscal year were Leopold Abraham II (who served until May 2000), Philip G. Barach, William Giovanello (who served until May 2000), Harvey M. Krueger (who served until May 2000), Janice Page (who served from May 2000) and David L. Nichols (who served from May 2000). The compensation committee currently consists of Philip G. Barach, Janice Page and Harvey A. Weinberg. The function of the compensation committee is to review and supervise the operation of the Company's compensation plans, to select those eligible employees who may participate in each plan (where selection is required), to prescribe the terms of any options granted under the Company's stock option plans (where permitted) and stock purchase plan and to approve the compensation of the Company's executive officers. The compensation committee met four times during the 2000 fiscal year.

     The nominating and governance committee consists of Harvey M. Krueger, Janice Page, Edward M. Stan and Gordon Zacks. The nominating and governance committee makes recommendations to the board of directors regarding the size and composition of the board, establishes procedures for the nomination process and recommends candidates for election to the board of directors. The nominating and governance committee also reviews and reports to the board of directors on a periodic basis with regard to matters of corporate governance. The nominating and governance committee will consider nominees recommended by shareholders for the 2002 annual meeting of shareholders provided that the names of such nominees are submitted in writing, not later than November 1, 2001, to Edward M. Stan, c/o R. G. Barry Corporation, 13405 Yarmouth Road N.W., Pickerington, Ohio 43147. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a commitment by the nominee to meet personally with committee members. The nominating and governance committee met twice during the 2000 fiscal year.

                                   REPORT OF
                           THE COMPENSATION COMMITTEE
                                       OF
               R. G. BARRY CORPORATION ON EXECUTIVE COMPENSATION

     The compensation committee of the board of directors is comprised entirely of non-employee directors. Decisions on compensation of the executive officers generally are made by the compensation committee, although compensation levels for executive officers other than the Chairman and Chief Executive Officer are recommended to the committee by the Chairman, who has substantially greater knowledge of the contributions made by the executive officers.

COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS

     In determining the compensation of executive officers, the compensation committee seeks to create a compensation program that links compensation to the Company's operational results, rewards above average performance by the Company and/or the operating division in which an executive officer is employed, recognizes individual contribution and achievement and assists the Company in attracting and retaining outstanding executive officers and other key employees. Executive compensation is set at levels that the compensation committee, with the advice of the Company's executive compensation consultants, believes to be competitive with the compensation paid by other companies that compete with the Company for executive officers and other key employees having the experience and abilities that are necessary to manage the Company's business.

BASE SALARIES

     The base salaries of the executive officers and subsequent adjustments to those base salaries are determined relative to the following factors: (i) the criticality to the Company of the executive officer's job function; (ii) the individual's performance in his position; (iii) the individual's potential to make a significant contribution to the Company in the future; and (iv) a comparison of industry pay practices. The compensation committee believes that all of these factors are important and the relevance of each factor varies from individual to individual. The compensation committee has not assigned any specific weight to any of these factors in the evaluation of any executive officer's base salary.

     An executive officer's individual performance is measured against goals and objectives that have been previously discussed with the executive officer. Consideration is given to the individual's contribution to the management team and the individual's overall value and contribution to the Company. The compensation committee relies on the Chairman to make recommendations to the committee regarding the appropriate base salaries of the executive officers other than the Chairman. Before making his base salary recommendations to the compensation committee, the Chairman reviews survey information from one or more executive compensation consulting firms to determine competitive compensation levels in each of the Company's senior management positions. The Company has generally sought to provide base salary that is competitive to the 75% to 90% for small to medium-sized consumer product companies. This comparative data may not include the compensation paid by all of the companies that are included in the "Textile-Apparel Clothing Industry" index which is used for comparative purposes in the Performance Graph. The compensation committee believes that it is critically important for the Company to remain competitive in its management salaries in order to attract and retain the small group of senior managers who are key to the Company's success.

     The Company has entered into employment agreements with several of its senior executive officers which provide for a minimum base salary during the term of the employment agreement. These employment agreements restrict the ability of the compensation committee to reduce the base salaries of these executive officers below the minimum levels specified. The compensation committee concluded that these employment agreements were important in order for the Company to hire and/or retain its key executives. The minimum base salaries were established by the compensation committee based upon advice from a nationally recognized executive consulting firm.

ANNUAL INCENTIVE PROGRAM

     Through 2000, the Company provided to its executive officers and other members of management an annual profit-sharing incentive bonus program (the "Incentive Plan"). Annual bonus awards were based on the extent to which the Company achieved or exceeded specified annual planned profit goals. Each participant in the Incentive Plan was assigned an annual maximum target award opportunity. The percentage of the target award opportunity that an employee actually received was dependent on the level of attainment of the

Company's profit goal. For 2000, none of the participants in the Incentive Plan received bonuses because the Company did not achieve the threshold profit goal established at the beginning of the year.

     Based on the recommendation of the compensation committee, the Company's Board of Directors adopted a new annual incentive plan (the "New Plan") for the Company's salaried employees, including its executive officers, which is in effect for the 2001 fiscal year. Under the New Plan, an individual's potential annual bonus award will be based on various measures depending on his or her level in the Company. Award attainment is based on the achievement of pre-established corporate and divisional financial performance goals and corporate and divisional strategic objectives, as well as individual performance, with each category being weighted differently depending on an employee's position in the Company.

MR. ZACKS' 2000 COMPENSATION

     Mr. Zacks and the Company entered into an employment agreement in 1998 under which Mr. Zacks is entitled to receive a minimum annual salary of $490,000 plus other specified benefits. The employment agreement also provides that during the employment term, Mr. Zacks is entitled to participate in the incentive bonus program at a maximum level equal to 100% of his annual base salary, the specific level of participation to be determined annually by the compensation committee. The term of the employment agreement expires on June 30, 2001.

     The compensation committee can increase Mr. Zacks' base salary above the minimum level established by his employment agreement to reflect corporate performance. The compensation committee evaluates Mr. Zacks' base salary on an annual basis and determines whether an increase is warranted based on the committee's consideration of a number of subjective and objective criteria, including the Company's financial results, positive changes in the Company's competitive position, the success of the Company's strategic planning, achievements in the areas of customer satisfaction and product innovation and overall leadership. The compensation committee feels that all of these factors are significant and, therefore, no specific weight has been assigned to any single factor in the evaluation of Mr. Zacks' base salary. Because the employment agreement requires that the Company pay to Mr. Zacks a minimum annual base salary, the compensation committee does not have the ability to reduce the base salary below that minimum to reflect the Company's performance. However, the minimum base salary in the employment agreement was established by the compensation committee based upon advice from the Company's executive compensation consulting firm that the base salary provided for in the employment agreement was consistent with base salaries paid to chief executive officers of comparable companies. This comparative data was compiled and provided by the Company's executive compensation consulting firm and may or may not have included the companies included in the Performance Graph.

     Mr. Zacks' maximum award opportunity for 2000 under the Incentive Plan was 100% of his base salary, which was established by the compensation committee in March of 2000. This maximum award opportunity was determined by the compensation committee based upon advice of the Company's executive compensation consulting firm regarding the range of performance-based compensation that is provided to chief executive officers of comparable companies. Based upon the Company's 2000 fiscal year results as compared to 2000 target profit goals established by the compensation committee and the board in early 2000, none of the employees participating in the Incentive Plan, including Mr. Zacks, received bonuses.

STOCK-BASED COMPENSATION PLANS

     The Company's long-term compensation program consists primarily of options granted under the Company's employee stock option plans and restricted common shares. Awards of options are designed to provide appropriate incentive to employees to enhance shareholder value and to assist in the hiring and retention of key employees. All options are granted with exercise prices at least equal to the market value of the Company's common shares on the dates of grant. If there is no appreciation in the market value of the Company's common shares, the options are valueless. The compensation committee grants options based on its subjective determination of the relative current and future contribution that each prospective optionee has or may make to the long-term welfare of the Company. The OPTION GRANTS IN LAST FISCAL YEAR table shows the options granted to each of the named executive officers during the 2000 fiscal year.

     From time to time, the compensation committee has also awarded restricted common shares to executive officers of the Company. The compensation committee believes that restricted stock awards which vest over a period of time can provide powerful incentives to an executive to remain with the Company and to strive to build shareholder value. Restrictive stock awards also provide a means to increase share ownership by Company executives.

OPTION EXCHANGE OFFER

     Historically, the policy of the compensation committee has been to grant options periodically to key employees of the Company, including its executive officers, as a means of providing incentive for the employees to align their interests with those of the shareholders of the Company as well as engendering employee loyalty to the Company. In the fall of 2000, the compensation committee concluded that the effectiveness of the incentive provided by the options granted under the Company's stock option plans was limited because the decline in the market price of the Company's common shares during the preceding months had effectively eliminated the incentive value of options with significantly higher exercise prices. The compensation committee wanted to retain key employees who were critical to the Company's long range success particularly given the various cost control measures which were implemented at about the same time. The compensation committee was concerned that the outstanding options did not and would not provide incentive to key employees to remain with the Company if they received competing offers for their services.

     Accordingly, in October 2000, the compensation committee recommended and the board of directors approved a voluntary option exchange program whereby option holders (other than the Company's Chief Executive Officer and non-employee directors) were allowed to tender their options with an exercise price above $5.00 per share for cancellation during the period from December 14 to December 28, 2000, and contingent upon continued employment, would be granted on June 29, 2001, new options for one-half the number of common shares (subject to adjustment for any intervening stock dividends or splits) covered by the cancelled options. The new options will be granted at an exercise price equal to the closing price of the Company's common shares as reported on the New York Stock Exchange on June 29, 2001. The new options will not vest until June 29, 2004, unless the Company is a party to a merger or another event occurs (such as death, permanent disability or normal retirement) which results in accelerated vesting under the terms of the Company's stock option plans. The compensation committee was advised that the option exchange program would not be deemed a "repricing" of the outstanding options for accounting purposes.

     Options covering an aggregate of 557,127 common shares were tendered under the option exchange program, by 68 employees of the Company. The following table summarizes information concerning the options tendered by executive officers of the Company under the option exchange program. No other options held by executive officers of the Company have been tendered in exchange for other options or otherwise

"repriced" within the meaning of Item 402(i) of SEC Regulation S-K, during the last ten completed fiscal years of the Company.

                                                                                                 LENGTH OF ORIGINAL
                                          NUMBER OF COMMON    MARKET PRICE OF   EXERCISE PRICE      OPTION TERM
                                          SHARES UNDERLYING    COMMON SHARES      AT TIME OF        REMAINING AT
                             DATE OF           OPTIONS          AT TIME OF          OPTION              DATE
          NAME            OPTION TENDER      TENDERED(#)       OPTION TENDER        TENDER        OF OPTION TENDER
          ----            -------------   -----------------   ---------------   --------------   ------------------
Christian Galvis........    12/28/00           12,499             $2.3800          $12.2000        5 yrs. 3 mos.
  Executive Vice --         12/28/00           25,000             $2.3800          $11.0000        6 yrs. 5 mos.
  President -- Operations   12/28/00           40,000             $2.3800          $11.6875        7 yrs. 1 mo.
  and President --          12/28/00           25,000             $2.3800          $ 8.3750        8 yrs. 5 mos.
  Operations of Barry
  Comfort Group

Harry Miller............    12/28/00           11,111             $2.3800          $ 8.4375        3 yrs. 5 mos.
  Vice President --         12/28/00            9,375             $2.3800          $12.2000        5 yrs. 3 mos.
  Human Resources           12/28/00           15,000             $2.3800          $11.0000        6 yrs. 5 mos.
                            12/28/00           15,000             $2.3800          $14.9375        7 yrs. 5 mos.
                            12/28/00           25,000             $2.3800          $ 8.3750        8 yrs. 5 mos.

Donald Van Steyn........    12/28/00            1,500             $2.3800          $ 8.9250        4 yrs. 5 mos.
  Vice President --         12/28/00            1,875             $2.3800          $12.2000        5 yrs. 3 mos.
  Chief Information         12/28/00            1,500             $2.3800          $14.9375        7 yrs. 5 mos.
     Office                 12/28/00            1,500             $2.3800          $ 8.3750        8 yrs. 5 mos.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Internal Revenue Code Section 162(m) generally prohibits the Company from deducting non-performance-based compensation in excess of $1,000,000 per taxable year paid to the Chief Executive Officer and the other four most highly compensated executives required to be named in the proxy statement ("Covered Employees"). The Company may continue to deduct compensation paid to its Covered Employees in excess of $1,000,000 if the payment of that compensation qualifies for an exception, including an exception for certain performance-based compensation.

     The compensation committee believes that Section 162(m) should not cause the Company to be denied a deduction for 2000 compensation paid to the Covered Employees. The compensation committee will continue to work to structure components of its executive compensation package to achieve maximum deductibility under Section 162(m) while at the same time considering the goals of its executive compensation philosophy.

ADDITIONAL COMPENSATION PLANS

     At various times in the past, the Company has adopted broad-based employee benefit plans in which the executive officers are permitted to participate on the same terms as non-executive officer employees who meet applicable eligibility criteria, subject to legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. Benefits under these plans are not tied to performance.

                    SUBMITTED BY THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS:

Leopold Abraham II (until May 2000)           Harvey M. Krueger (until May 2000)
Philip G. Barach                                     Janice Page (from May 2000)
William Giovanello (until May 2000)        David L. Nichols (from May 2000 until
                                                                  February 2001)

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY OF CASH AND OTHER COMPENSATION

     The following table shows, for the last three fiscal years, the cash compensation and other benefits paid or provided by the Company to its Chief Executive Officer and the other named executive officers or former executive officers of the Company, listed by title. All dollar amounts are rounded down to the nearest whole dollar.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                             ANNUAL COMPENSATION                        COMPENSATION AWARDS
                               ------------------------------------------------   --------------------------------
                                          BASE                                                       COMMON SHARES    ALL OTHER
          NAME AND             FISCAL    SALARY      BONUS       OTHER ANNUAL     RESTRICTED STOCK    UNDERLYING     COMPENSATION
     PRINCIPAL POSITION         YEAR       ($)        ($)      COMPENSATION($)      AWARD(S)($)       OPTIONS(#)         ($)
     ------------------        ------   ---------   --------   ----------------   ----------------   -------------   ------------
Gordon Zacks:                   2000    $490,000    $      0   $48,066(2)(3)(4)             --                0        $16,415(5)
  Chairman of the Board,        1999    $490,000    $      0   $49,772(2)(4)(6)       $418,750(7)        25,000        $ 8,232
  Chief Executive Officer       1998    $490,000    $      0   $49,576(2)(4)(8)             --           75,000        $ 7,457
  and President(1)

Christian Galvis:               2000    $258,000    $      0   $16,735(2)(3)(9)       $ 77,974(7)(9)     14,000        $ 7,501(5)
  Executive Vice                1999    $258,000    $      0   $15,495(2)(6)(9)             --(9)        25,000(10)    $ 4,611
  President -- Operations       1998    $258,000    $      0   $23,888(2)(8)(9)             --(9)        40,000(10)    $ 4,256
  and President --
  Operations of Barry
  Comfort Group

Daniel D. Viren:                2000    $126,923    $ 25,000   $ 9,869(2)(3)                --           75,000        $ 1,142(5)
  Senior Vice President --      1999    $105,134    $      0   $ 9,926(2)(6)                --           25,000(11)    $ 2,639
  Finance, Chief Financial      1998    $168,193    $      0   $13,690(2)(8)                --           15,000(11)    $ 3,681
  Officer, Secretary and
  Treasurer(11)

Harry Miller:                   2000    $130,000    $      0   $14,723(2)(3)                --           15,000        $ 8,484(5)
  Vice President --             1999    $130,096    $      0   $15,195(2)(6)                --           25,000(10)    $ 6,665
  Human Resources               1998    $125,096    $      0   $13,756(2)(8)                --           15,000(10)    $ 5,287

Edward Bucciarelli:             2000    $238,461    $ 75,000   $ 6,787(2)(3)                --               --        $     0
  Former Executive Vice         1999    $ 76,923    $ 75,000   $ 1,928(2)(6)          $ 65,610(7)(12)    100,000(12)   $     0
  President -- Sales &          1998          --          --        --                      --               --             --
  Marketing and President --
  Merchandising, Marketing
  and Sales of Barry Comfort
  Group(12)

Richard L. Burrell:             2000    $175,000    $      0   $23,738(2)(3)                --           20,000        $ 7,394(5)
  Former Senior Vice            1999    $175,000    $      0   $22,498(2)(6)                --           50,000        $ 4,228
  President -- Finance,         1998    $175,173    $      0   $22,383(2)(8)                --           15,000        $ 3,330
  Treasurer and
  Secretary(13)

---------------

 (1) William Lenich assumed the position of President of the Company in February 2001, succeeding Mr. Zacks in the position.

 (2) "Other Annual Compensation" for each of 2000, 1999 and 1998 includes premium payments of $19,088, $6,165, $6,400 and $9,544 on behalf of Messrs. Zacks, Galvis, Miller and Burrell, respectively, in each case to continue life insurance policies which provide for a level of death benefits not available under the standard group life insurance program. "Other Annual Compensation" for Mr. Viren includes premium payments of $4,269, $2,966 and $4,537 made during 2000, 1999 and 1998, respectively, to continue a similar life insurance policy. "Other Annual Compensation" for Mr. Bucciarelli includes premium payments of $987 and $328 made during 2000 and 1999, respectively, to continue a similar life insurance policy.

 (3) "Other Annual Compensation" for 2000 also includes for Messrs. Zacks, Galvis, Viren, Miller, Bucciarelli and Burrell the amounts of $19,424, $7,070, $5,600, $8,323, $5,800 and $14,194, respectively, reflecting their personal use of Company furnished automobiles or automobile allowances paid to them.

 (4) "Other Annual Compensation" for Mr. Zacks includes: (a) payments of $4,582, $4,120 and $5,566 made during 2000, 1999 and 1998, respectively, to cover Mr. Zacks' portion of the insurance premiums on a life insurance policy on the life of Mr. Zacks; (b) payments of $2,743, $2,466 and $3,333 made during 2000, 1999 and 1998, respectively, to cover Mr. Zacks' estimated tax liability with respect to those premium payments; and (c) a travel allowance of $2,229 provided to Mr. Zacks in each of 2000, 1999 and 1998.

 (5) "All Other Compensation" for 2000 includes: (a) interest in the amounts of $8,771, $3,481, $6,534 and $4,619 credited to the accounts of Messrs. Zacks, Galvis, Miller and Burrell, respectively, under the R. G. Barry Corporation Deferred Compensation Plan (the "Deferred Compensation Plan");
     (b) contributions in the amounts of $5,094, $1,470 and $225 to the Deferred Compensation Plan on behalf of Messrs. Zacks, Galvis and Burrell, respectively, to match deferral contributions made by each individual during the period from September 1998 to September 1999; and (c) contributions in the amounts of $2,550, $2,550, $1,142, $1,950 and $2,550 to the R. G. Barry Corporation 401(k) Savings Plan (the "401(k) Plan") on behalf of Messrs. Zacks, Galvis, Viren, Miller and Burrell, respectively, to match 2000 pre-tax elective deferral contributions (included under "Base Salary") made by each individual.

 (6) "Other Annual Compensation" for 1999 also includes for Messrs. Zacks, Galvis, Viren, Miller, Bucciarelli and Burrell the amounts of $19,403, $5,658, $6,960, $8,795, $1,600 and $12,954, respectively, reflecting their personal use of Company furnished automobiles or automobile allowances paid to them.

 (7) On May 13, 1999, Mr. Zacks was awarded 50,000 restricted common shares under the terms of a restricted stock agreement with the Company. The per share value of the Company's common shares on that date was $8.3750. The restrictions on transfer generally lapse on 20% of the common shares on the first through fifth anniversaries of the grant date. Restrictions on transfer lapsed as to 10,000 common shares on May 13, 2000. In addition, if Mr. Zacks dies or becomes totally disabled prior to the fifth anniversary or if there is a change of control of the Company, all remaining restrictions will lapse. If Mr. Zacks' employment is terminated by the Company for "cause" or by Mr. Zacks other than for "good reason," as those terms are defined in his employment agreement, Mr. Zacks will forfeit any common shares whose restrictions have not lapsed. If Mr. Zacks' employment is terminated by the Company without cause or by Mr. Zacks with good reason, all remaining restrictions will lapse. Mr. Zacks exercises all voting rights and is entitled to receive any dividends payable on the restricted common shares.

     On March 23, 2000, Mr. Galvis was awarded 26,000 restricted common shares under the terms of a restricted stock agreement with the Company. The per share value of the Company's common shares on that date was $3.00. The restrictions on transfer generally lapse on 20% of the common shares on the first through fifth anniversaries of the grant date. Restrictions on transfer will lapse as to 5,200 common shares on March 23, 2001. In addition, if Mr. Galvis dies or becomes totally disabled prior to the fifth anniversary or if there is a change of control of the Company, all remaining restrictions will lapse. If Mr. Galvis' employment is terminated by the Company for cause or if Mr. Galvis voluntarily terminates his employment, he will forfeit any common shares whose restrictions have not lapsed. If Mr. Galvis' employment is terminated by the Company without cause, all remaining restrictions will lapse. Mr. Galvis exercises all voting rights and is entitled to receive any dividends payable on the restricted common shares.

     On October 25, 1999, Mr. Bucciarelli was awarded 15,000 restricted common shares under the terms of a restricted stock agreement with the Company. The per share value of the Company common shares on that date was $4.375. These restricted common shares were forfeited when Mr. Bucciarelli terminated his employment with the Company on August 4, 2000.

     As of December 30, 2000, the aggregate holdings of restricted common shares by Mr. Zacks and Mr. Galvis and the market value (net of consideration paid by the executive officer) of such holdings were: Mr. Zacks, 40,000 common shares, $95,000, and Mr. Galvis, 26,000 common shares, $61,750.

 (8) "Other Annual Compensation" for 1998 also includes for Messrs. Zacks, Galvis, Viren, Miller and Burrell the amounts of $19,360, $7,098, $9,153, $7,356 and $12,839, respectively, reflecting their personal use of Company furnished automobiles or automobile allowances paid to them.

 (9) "Other Annual Compensation" for 2000 also includes the amount of $3,500, "Other Annual Compensation" for 1999 also includes the amount of $3,672 and "Other Annual Compensation" for 1998 also includes the amount of $10,625, reflecting the fair market value of 1,250 common shares issued to Mr. Galvis on March 1, 2001, March 1, 2000 and March 1, 1999, respectively, under a restricted stock agreement. SEE "EMPLOYMENT CONTRACTS, RESTRICTED STOCK AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS."

(10) These options were tendered by the named executive officer in the Company's option exchange program on December 29, 2000. See "OPTION EXCHANGE OFFER."

(11) Mr. Viren became Senior Vice President -- Finance and Chief Financial Officer in June 2000 and Secretary and Treasurer in October 2000. He had served as Senior Vice President -- Administration from 1992 to July 1999. The options granted to Mr. Viren in 1998 and 1999 expired in October 1999 following Mr. Viren's resignation from his position as an executive officer of the Company in July 1999.

(12) Mr. Bucciarelli became an executive officer on October 25, 1999 and resigned his positions on August 4, 2000. Mr. Bucciarelli forfeited his options as a result of his termination of employment.

(13) Mr. Burrell retired from his position as an executive officer of the Company on December 31, 2000.

GRANTS OF OPTIONS

     The following table summarizes information concerning individual grants of options during the 2000 fiscal year to each of the named individuals. No stock appreciation rights were granted during the 2000 fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                           POTENTIAL REALIZABLE
                                                                                                             VALUE AT ASSUMED
                                            NUMBER OF                                                      ANNUAL RATES OF SHARE
                                          COMMON SHARES   % OF TOTAL OPTIONS                              PRICE APPRECIATION FOR
                                           UNDERLYING         GRANTED TO                                      OPTION TERM(1)
                                             OPTIONS          EMPLOYEES         EXERCISE     EXPIRATION   -----------------------
                 NAME                      GRANTED(#)       IN FISCAL YEAR     PRICE($/SH)      DATE          5%          10%
                 ----                     -------------   ------------------   -----------   ----------   ----------   ----------
Gordon Zacks..........................            0                --                --             --           --           --

Christian Galvis......................        9,441(2)            3.8%           $3.000        3/22/10     $ 17,700     $ 45,000
                                              4,559(3)            1.8%           $3.000        3/22/10     $  8,600     $ 21,700

Daniel D. Viren.......................       75,000(4)           30.3%           $3.750        6/04/10     $177,800     $447,000

Harry Miller..........................        9,000(2)            3.6%           $3.000        3/22/10     $ 16,900     $ 42,900
                                              6,000(3)            2.4%           $3.000        3/22/10     $ 11,300     $ 28,600

Edward Bucciarelli....................            0                --                --             --           --           --

Richard L. Burrell....................       20,000(5)            8.1%           $3.190       12/31/02     $  6,600     $ 13,400

---------------

(1) The amounts reflected in this table represent the specified assumed annual rates of appreciation only. Actual realized values, if any, on option exercises will be dependent on the actual appreciation of the common shares over the term of the options. There can be no assurances that the potential realizable values reflected in this table will be achieved. These amounts have been rounded to the nearest hundred dollars.

(2) These incentive stock options were granted on March 23, 2000, and become exercisable as follows: (a) for Mr. Galvis, as to 1,041 on the second anniversary of the grant date and as to 2,800 common shares on each of the third, fourth and fifth anniversaries of the grant date; and (b) for Mr. Miller, as to 3,000 common shares on each of the third, fourth and fifth anniversaries of the grant date. Each of these options becomes fully exercisable in the event of defined changes-in-control of the Company or upon the death, disability or retirement of the named executive officer.

(3) These non-qualified stock options were granted on March 23, 2000, and become exercisable as follows: (a) for Mr. Galvis, as to 2,800 common shares on the first anniversary of the grant date and as to 1,759 common shares on the second anniversary of the grant date; and (b) for Mr. Miller, as to 3,000 common shares on each of the first and second anniversaries of the grant date. Each of these options becomes fully exercisable in the event of defined changes-in-control of the Company or upon the death, disability or retirement of the named executive officer.

(4) These incentive stock options were granted on June 5, 2000, and become exercisable as to 15,000 common shares on each of the first through fifth anniversaries of the grant date. Each of these options becomes fully exercisable in the event of defined changes-in-control of the Company or upon the death, disability or retirement of Mr. Viren.

(5) These non-qualified options were granted on August 7, 2000, and became fully exercisable on February 7, 2001.

OPTION EXERCISES AND HOLDINGS

     The following table summarizes information concerning unexercised options held as of the end of the 2000 fiscal year by each of the named individuals. None of these individuals exercised options during the 2000 fiscal year.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                               NUMBER OF COMMON SHARES
                                                UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                  OPTIONS AT FISCAL            IN-THE-MONEY OPTIONS AT
                                                  YEAR-END(#)(1)(2)             FISCAL YEAR-END($)(3)
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
Gordon Zacks...............................    169,502         68,750            --              --
Christian Galvis...........................     55,554         14,000            --              --
Daniel D. Viren............................          0         75,000            --              --
Harry Miller...............................      4,444         15,000            --              --
Edward Bucciarelli.........................          0              0            --              --
Richard L. Burrell.........................    156,944              0            --              --

---------------

(1) Reflects adjustments for 4-for-3 share split on June 1, 1994, for 4-for-3 share split on September 1, 1995, and for 5-for-4 share split on June 3, 1996.

(2) Outstanding options that are not fully exercisable will become so in the event of certain defined changes-in-control of the Company.

(3) No options held by the named individuals were in-the-money on December 30, 2000.

OPTION EXCHANGE OFFER

     As noted in the "REPORT OF THE COMPENSATION COMMITTEE OF R. G. BARRY CORPORATION ON EXECUTIVE COMPENSATION," in October 2000, the compensation committee recommended and the board of directors approved a voluntary option exchange program whereby option holders (other than the Company's Chief Executive Officer and non-employee directors) were allowed to tender their options with an exercise price above $5.00 per share for cancellation during the period from December 14 to December 28, 2000, and contingent upon continued employment, would be granted on June 29, 2001, new options for one-half the number of common shares covered by the cancelled options. The new options will be granted at an exercise price equal to the closing price of the Company's common shares as reported on the New York Stock Exchange on June 29, 2001. The new options will not vest until June 29, 2004, unless the Company is a party to a merger or another event (such as death, permanent disability or normal retirement) which results in accelerated vesting under the terms of the Company's stock option plans. The reasons for the option exchange offer and information regarding the options tendered by executive officers of the Company are summarized in the "REPORT OF THE COMPENSATION COMMITTEE OF R. G. BARRY CORPORATION ON EXECUTIVE COMPENSATION -- OPTION EXCHANGE OFFER." Those summaries are incorporated into this section by this reference.

PENSION PLANS

     The Company's pension plan provides for the payment of monthly benefits to salaried employees at age 65 based upon 48% of a participant's "final average monthly compensation" (subject to a limitation imposed by law on the amount of annual compensation upon which benefits may be based) less a designated percentage of the participant's primary social security benefits. Benefits under the pension plan are reduced by 1/30th for each year of credited service less than 30 years. The Company's supplemental retirement plan (known as the R. G. Barry Corporation Restoration Plan) provides for the payment of additional monthly retirement benefits based upon 2 1/2% of an eligible participant's "final average monthly compensation" reduced by a designated percentage of his primary social security benefits with the difference multiplied by his years of credited service up to a maximum of 24 years, and the resulting product then reduced by his monthly pension payable under the pension plan. The benefit to which any employee who was a participant in the supplemental retirement plan on December 31, 1988 is entitled will not be less than 60% of the participant's "final average monthly compensation," reduced by (i) his monthly pension payable under the pension plan and (ii) a designated percentage of his primary social security benefits.

     The following table shows the estimated pension benefits payable under the pension plan and the supplemental retirement plan to individuals who were participants in the supplemental retirement plan on December 31, 1988, at age 65, based on compensation that is covered by the pension plan and the supplemental retirement plan, years of service with the Company and payment in the form of a lifetime annuity:

                              PENSION PLANS TABLE

             (MINIMUM BENEFIT FOR INDIVIDUALS WHO WERE PARTICIPANTS IN THE SUPPLEMENTAL RETIREMENT PLAN ON DECEMBER 31, 1988)

                            ESTIMATED ANNUAL PENSION BENEFITS
 FINAL AVERAGE         BASED ON CREDITED YEARS OF SERVICE INDICATED
     ANNUAL        ----------------------------------------------------
  COMPENSATION        10         15         20         25         30
 -------------     --------   --------   --------   --------   --------
    $125,000       $ 75,000   $ 75,000   $ 75,000   $ 75,000   $ 75,000
     175,000        105,000    105,000    105,000    105,000    105,000
     225,000        135,000    135,000    135,000    135,000    135,000
     275,000        165,000    165,000    165,000    165,000    165,000
     325,000        195,000    195,000    195,000    195,000    195,000
     375,000        225,000    225,000    225,000    225,000    225,000
     425,000        255,000    255,000    255,000    255,000    255,000
     475,000        285,000    285,000    285,000    285,000    285,000
     525,000        315,000    315,000    315,000    315,000    315,000
     575,000        345,000    345,000    345,000    345,000    345,000
     625,000        375,000    375,000    375,000    375,000    375,000

     Annual benefits are shown before deduction of 50% of primary social security benefits.

     The following table shows the estimated pension benefits payable under the pension plan and the supplemental retirement plan to individuals who became participants in the supplemental retirement plan after December 31, 1988, at age 65, based on compensation that is covered by the pension plan and the supplemental retirement plan, years of service with the Company and payment in the form of a lifetime annuity:

                              PENSION PLANS TABLE

            (MINIMUM BENEFIT FOR INDIVIDUALS WHO BECAME PARTICIPANTS IN THE SUPPLEMENTAL RETIREMENT PLAN AFTER DECEMBER 31, 1988)

                            ESTIMATED ANNUAL PENSION BENEFITS
 FINAL AVERAGE         BASED ON CREDITED YEARS OF SERVICE INDICATED
     ANNUAL        ----------------------------------------------------
  COMPENSATION        10         15         20         25         30
 -------------     --------   --------   --------   --------   --------
    $125,000       $ 31,250   $ 46,875   $ 62,500   $ 75,000   $ 75,000
     175,000         43,750     65,625     87,500    105,000    105,000
     225,000         56,250     84,375    112,500    135,000    135,000
     275,000         68,750    103,125    137,500    165,000    165,000
     325,000         81,250    121,875    162,500    195,000    195,000
     375,000         93,750    140,625    187,500    225,000    225,000
     425,000        106,250    159,375    212,500    255,000    255,000
     475,000        118,750    178,125    237,500    285,000    285,000
     525,000        131,250    196,875    262,500    315,000    315,000
     575,000        143,750    215,625    287,500    345,000    345,000
     625,000        156,250    234,375    312,500    375,000    375,000

     Annual benefits are shown before deduction of 20.83% of primary social security benefits after 10 years of service, 31.25% after 15 years of service, 41.67% after 20 years of service, 50% after 25 years of service, and 50% after 30 years of service.

     A participant's "final average monthly compensation" for purposes of the Company's pension plan and supplemental retirement plan is the average of the participant's compensation (salary and commissions but excluding cash bonuses and overtime pay) during the five consecutive calendar years of the last ten years in which such total compensation is highest. However, for individuals who became participants in the supplemental retirement plan on or before December 31, 1988, compensation used in determining "final average annual compensation" includes bonuses and incentives. The "final average annual compensation" as of the end of the 2000 fiscal year was $492,375, $249,150, $152,926, $134,598 and
$198,954 for Messrs. Zacks, Galvis, Viren, Miller and Burrell, respectively. Messrs. Zacks, Galvis, Viren, Miller and Burrell have approximately 45, 10, 12, 8 and 34 years, respectively, of credited service under the pension plan and the supplemental retirement plan. Messrs. Zacks and Burrell were participants in the supplemental retirement plan on December 31, 1988. All of the other named executive officers became participants in the supplemental retirement plan after December 31, 1988. Mr. Bucciarelli will receive no benefits under the pension plan or the supplemental retirement plan.

DIRECTORS' COMPENSATION

     Each director who is not an employee of the Company (a "Non-Employee Director") receives $17,000 annually for services as a director. In addition, each Non-Employee Director receives $1,000 for each regular meeting and $500 for each telephonic meeting of the board of directors attended. All members of a committee of the board receive (a) a fee of $500 for each meeting attended that occurs on the same day as a board meeting, (b) a fee of $1,000 for attending a committee meeting that does not occur on the same day as a board meeting and (c) a fee of $500 for participating in a telephonic meeting of the committee. Directors who are also employees of the Company receive no separate compensation for serving as directors.

     Each incumbent Non-Employee Director has been granted a non-qualified stock option (an "NQSO") to purchase 6,250 common shares under the R. G. Barry Corporation Stock Option Plan for Non-Employee Directors. Any individual who becomes a Non-Employee Director in the future will automatically be granted an NQSO to purchase 6,250 common shares effective on the third business day following the date on which he or she is appointed or elected to the board of directors. The exercise price of each NQSO granted to a Non-

Employee Director has been and will be equal to the fair market value of the common shares on the date of grant. NQSO's granted to Non-Employee Directors have terms of ten years and become exercisable six months after the grant date.

OTHER COMPENSATION

     In 1952, the Company obtained from Florence Zacks Melton, the mother of Gordon Zacks, the exclusive right to manufacture and sell various slipper styles and other product designs created and owned by her, including future styles and designs. Under a royalty agreement with the Company, as amended, Mrs. Melton receives 1% of the Company's net sales of products utilizing her designs. The royalty agreement terminates five years after the death of Mrs. Melton. During 2000, the Company accrued royalty payments (which will be paid in 2001) totaling $63,157 pursuant to the royalty agreement. In October 2000, the royalty agreement was amended to give the Company an option to purchase Mrs. Melton's product designs and related patent rights. This option is exercisable by the Company for a period of six months following the death of Mrs. Melton or a change of control of the Company. The option price for Mrs. Melton's ownership interest in the product designs and patent rights is $750,000 if the option is exercised following a change of control of the Company that occurs prior to the death of Mrs. Melton and $500,000 if the option is exercised following the death of Mrs. Melton if her death occurs prior to a change of control. The royalty agreement was also amended to grant to Mrs. Melton the right to require the Company to purchase her product designs and patent rights for a period of six months following a change of control of the Company that occurs prior to her death for a purchase price of $750,000. Upon the Company's purchase of Mrs. Melton's design rights, the royalty agreement will terminate.

     Mrs. Melton is also a party to a consulting services agreement with the Company pursuant to which she has agreed to provide consulting services to the Company in regard to product design and construction and to promote and enhance the Company's image and reputation through participation in employee meetings and Company communications. The consulting services agreement provides for quarterly payments of $15,000 each. The initial term of the agreement began on January 1, 2000 and will end on December 31, 2001. The initial term will automatically renew for additional 12-month periods unless either party elects not to renew.

EMPLOYMENT CONTRACTS, RESTRICTED STOCK AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Gordon Zacks, Chairman of the Board and Chief Executive Officer, entered into an employment agreement with the Company, dated July 1, 1998, which continues through June 30, 2001. The Company is obligated to cause Mr. Zacks to be nominated as a director. Mr. Zacks is entitled to receive a minimum annual salary of $490,000, subject to increases that the board of directors may grant. In addition to his annual salary, Mr. Zacks is entitled to participate in the Company's incentive bonus program, at a maximum level equal to 100% of his base salary, and to receive certain health and life insurance coverages, pension and retirement benefits and other employee benefits.

     If Mr. Zacks' employment is terminated by the Company without "cause" (as defined in his employment agreement) or by Mr. Zacks for "good reason" (as defined in the employment agreement) prior to a "change of control," until the last day of the employment term, the Company will continue to pay his base salary at the rate in effect immediately prior to the date of termination plus a bonus amount based on his average annual bonus for the three years immediately preceding the termination of employment. Mr. Zacks will receive for a period ending on his 70th birthday or his earlier death, all life, medical and dental insurance and other employee benefits to which he was entitled immediately prior to the date of termination. If Mr. Zacks' employment is terminated by the Company without "cause" or by Mr. Zacks for "good reason" following a "change of control," he will receive $1,375,000 in consideration of his agreement to an extended noncompetition agreement and $1,000,000 in consideration of his agreement to provide consulting services. In addition, Mr. Zacks will receive a pro-rated bonus for the portion of the current year preceding his termination of employment based on his average bonuses for the prior three years. Mr. Zacks will also receive for a period ending on his 70th birthday or his earlier death, all life, medical and dental insurance benefits to which he was entitled immediately prior to the date of termination and he will receive all of his other employee benefits for a period of three years after the date of termination. A "change of control" is deemed to have occurred if a third party acquires more than a majority of the total voting power of the Company's outstanding voting securities or as a result of, or in connection with, specified business combinations or a contested election, the individuals who were directors immediately before the transaction cease to constitute a majority of the Company's board of directors or any successor to the Company. The employment agreement also provides for the continuation of Mr. Zacks' salary and benefits for a period of time following a permanent and total disability.

     Under an agreement dated September 27, 1989, as amended, the Company agreed, upon the death of Mr. Zacks, to purchase from the estate of Mr. Zacks, at the estate's election, up to $4 million of the common shares held by Mr. Zacks at the time of his death. The common shares would be purchased at their fair market value at the time the estate exercises its put right. The estate's put right would expire after the second anniversary of the death of Mr. Zacks. The Company agreed to fund its potential obligation to purchase the common shares by purchasing and maintaining during Mr. Zacks' lifetime one or more policies of life insurance on the life of Mr. Zacks. In addition, Mr. Zacks agreed that, for a period of 24 months following his death, the Company will have a right of first refusal to purchase any common shares owned by Mr. Zacks at his death if his estate elects to sell the common shares.

     Christian Galvis, Executive Vice President -- Operations and President -- Operations of Barry Comfort Group, is a party to an executive employment agreement with the Company, dated January 4, 1998, which provides for the employment of Mr. Galvis for a term of five years. Mr. Galvis is entitled to receive a minimum annual salary of $258,000, subject to increases that the board of directors may grant. In addition to his annual salary, Mr. Galvis is entitled to participate in the incentive bonus program, at a maximum level equal to 60% of his base salary, and to receive certain health and life insurance coverages, pension and retirement benefits and other employee benefits. If Mr. Galvis' employment is terminated by the Company without "cause" (as defined in his employment agreement) or by Mr. Galvis for "good reason" (as defined in the employment agreement), he will be entitled to receive a severance payment equal to the total compensation (including bonus) paid to or accrued for his benefit for services rendered during the 12-month period immediately preceding the date of termination. Mr. Galvis' employment agreement also provides for the continuation of salary for a period of time following a permanent and total disability.

     Mr. Galvis is also party to a restricted stock agreement, dated January 4, 1998, with the Company, which provides for the issuance of an aggregate of up to 10,000 common shares over a period of up to eight years. He is entitled to receive 1,250 common shares on the last business day of each fiscal year, beginning with the 1998 fiscal year, so long as he is employed by the Company on that date. In addition, he will receive an additional 1,250 common shares in respect of any fiscal year in which the Company achieves 120% of the "target profit goal" established by the board of directors for that fiscal year. If Mr. Galvis' employment with the Company terminates for any reason (other than within two years following a "change in control"), he will forfeit his right to receive any common shares other than those previously earned under the terms of the restricted stock agreement. If his employment is terminated by the Company without "cause" (as defined in the restricted stock agreement) or by Mr. Galvis for "good reason" within two years following a "change in control," he will be entitled to be issued all of the common shares subject to the restricted stock agreement which have not previously been issued. Mr. Galvis received 1,250 common shares at the end of each of the 2000, 1999 and 1998 fiscal years.

     Daniel D. Viren, Senior Vice President -- Finance and Chief Financial Officer, Secretary and Treasurer, is a party to an executive employment agreement with the Company, dated June 5, 2000, which provides for the employment of Mr. Viren for a term of three years. Mr. Viren is entitled to receive a minimum annual salary of $220,000, subject to increases that the board of directors may grant. The Company paid Mr. Viren an aggregate sign-on bonus of $50,000, of which $25,000 was paid on June 13, 2000 and $25,000 was paid on January 9, 2001. Mr. Viren is entitled to participate in the incentive bonus program, at a maximum annual level equal to 60% of his base salary, and to receive certain health and life insurance coverages, pension and retirement benefits and other employee benefits. On June 5, 2000, Mr. Viren was granted options covering 75,000 common shares, with an exercise price equal to the closing sale price on that date, pursuant to his employment agreement. If Mr. Viren's employment is terminated by the Company without "cause" (as defined in his employment agreement) or by Mr. Viren for "good reason" (as defined in his employment agreement), he will be entitled to receive a severance payment equal to the total compensation (including bonus) paid to or accrued for his benefit for services rendered during the 12-month period immediately preceding the date of termination. Mr. Viren's employment agreement also provides for the continuation of salary for a period of time following a permanent and total disability.

     Harry Miller, Vice President -- Human Resources, entered into a change in control agreement, effective as of January 4, 2001, with the Company, which provides that if his employment is terminated by the Company without "cause" (as defined in the agreement) or by him for "good reason" (as defined in the agreement) within 36 months following a "change in control" (as defined in the agreement), he will be entitled to receive a severance payment equal to the greater of the total compensation (including bonus) paid to him or accrued for his benefit for services rendered during the calendar year ending prior to the date on which the "change in control" occurred or the total compensation (including bonus) paid to him or accrued for his benefit for services rendered during the 12-month period immediately preceding the date of termination of employment. Prior to a "change in control," the change in control agreement will terminate immediately if his employment is terminated for any reason. The change in control agreement will continue in effect until January 4, 2004, unless earlier terminated pursuant to its terms. Richard L. Burrell, former Senior Vice President -- Finance, Treasurer and Secretary, was party to a similar agreement, effective as of January 4, 1998, with the Company. Mr. Burrell's agreement terminated when he retired on December 31, 2000.

     Edward Bucciarelli, the former Executive Vice President -- Sales & Marketing and President -- Merchandising, Marketing and Sales of Barry Comfort Group, was party to an employment agreement, dated September 27, 1999, with the Company. Mr. Bucciarelli was entitled to receive an annual salary of $400,000, subject to annual review by the board of directors. In addition to his annual salary, Mr. Bucciarelli was entitled to participate in the incentive bonus program. Mr. Bucciarelli received a sign-on bonus of $150,000, of which $75,000 was paid on October 25, 1999 when he commenced employment and $75,000 was paid on March 1, 2000. On October 25, 1999, Mr. Bucciarelli was granted options covering 100,000 common shares with an exercise price equal to the closing sale price on the date of grant and was awarded 15,000 restricted common shares. These options and restricted common shares were forfeited when Mr. Bucciarelli's employment terminated on August 4, 2000. Mr. Bucciarelli was paid his base salary through that date and is not entitled to receive any further compensation from the Company.

                               PERFORMANCE GRAPH

     The following line graph compares the yearly percentage change in the cumulative total shareholder return on the Company's common shares with an index for shares listed on the New York Stock Exchange and an index for Media General Industry Group, Textile-Apparel Clothing, for the five-year period ended December 29, 2000 (the last trading day during the Company's 2000 fiscal year).

                       COMPARISON OF FIVE-YEAR CUMULATIVE
                    TOTAL RETURNS OF R. G. BARRY CORPORATION
                  COMMON SHARES, NEW YORK STOCK EXCHANGE INDEX
                  AND TEXTILE-APPAREL CLOTHING INDUSTRY INDEX

                                                                            TEXTILE-APPAREL CLOTHING
                                                 R.G. BARRY CORPORATION             INDUSTRY             NEW YORK STOCK EXCHANGE
                                                 ----------------------     ------------------------     -----------------------
12/29/95                                                    100                         100                         100
12/27/96                                                  72.12                      119.43                      120.46
1/02/98                                                   73.72                      126.86                      158.48
12/31/98                                                  70.51                      126.84                      188.58
12/31/99                                                  25.64                      115.09                      206.49
12/29/00                                                  15.22                      115.39                      211.42

                         REPORT OF THE AUDIT COMMITTEE

GENERAL

     In accordance with the audit committee charter adopted by the Company's board of directors, the audit committee assists the board in fulfilling the board's responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Each member of the audit committee qualifies as independent for purposes of Section 303.01(B)(2)(a) of the New York Stock Exchange's listing standards.

REVIEW AND DISCUSSION WITH INDEPENDENT ACCOUNTANTS AND AUDITORS

     In discharging its oversight responsibility as to the audit process, the audit committee obtained from KPMG LLP a formal written statement describing all relationships between the Company and KPMG LLP that might bear on KPMG LLP's independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The audit committee discussed with KPMG LLP any relationships or services that may impact the objectivity and independence of KPMG LLP and satisfied itself as to KPMG LLP's independence. The audit committee also discussed with management and KPMG

LLP the adequacy and effectiveness of the Company's internal accounting and financial controls. In addition, the audit committee discussed and reviewed with KPMG LLP all communications required by auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and, with and without management present, discussed and reviewed the results of KPMG LLP's examination of the financial statements. The audit committee also discussed the results of the Company's internal audit.

REVIEW WITH MANAGEMENT

     The audit committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 30, 2000 with management. Management has the responsibility for the preparation of the Company's consolidated financial statements and KPMG LLP has the responsibility for the audit of those statements.

AUDIT FEES

     The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company's annual consolidated financial statements for the 2000 fiscal year and the reviews of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for the 2000 fiscal year (collectively, the "Audit Services") were $236,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     KPMG LLP did not render any of the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X (17 CFR 210.2-01(c)(4)(ii)) (the "Financial Information Systems Design and Implementation Services") during the 2000 fiscal year for the Company or its subsidiaries.

ALL OTHER FEES

     The aggregate fees billed for services rendered by KPMG LLP, other than Audit Services and Financial Information Systems Design and Implementation Services, for the 2000 fiscal year (the "Other Services") were $116,000.

CONCLUSION

     Based on the reviews and discussions with management and KPMG LLP noted above, the audit committee recommended to the board of directors (and the board approved) that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000 to be filed with the SEC. The audit committee also determined that the provision of the Other Services was compatible with maintaining KPMG LLP's independence.

          SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Philip G. Barach            David L. Nichols (from May 2000 until February 2001)
Harvey M. Krueger                                                 Edward M. Stan

                              INDEPENDENT AUDITORS

     The Company engaged KPMG LLP as its independent auditors to audit its consolidated financial statements for the 2000 fiscal year. KPMG LLP, together with its predecessors, has served as the Company's independent auditors since 1966. The audit committee will make its selection of the independent auditors for the 2001 fiscal year later in the year.

     The board of directors expects that representatives of KPMG LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the 2002 annual meeting of shareholders must be received by the Company no later than November 29, 2001, to be included in the Company's proxy materials relating to that annual meeting. Upon receipt of a shareholder proposal, the Company will determine whether or not to include the proposal in the proxy materials in accordance with applicable rules and regulations promulgated by the SEC.

     The SEC has promulgated rules relating to the exercise of discretionary voting authority pursuant to proxies solicited by the board of directors. If a shareholder intends to present a proposal at the 2002 annual meeting of shareholders and does not notify the Company of the proposal by February 12, 2002, the proxies solicited by the board of directors for use at the 2002 annual meeting may be voted on the proposal without discussion of the proposal in the Company's proxy statement for that annual meeting.

     In each case, written notice must be given to the Company's Secretary, whose address is: Daniel D. Viren, Secretary, R. G. Barry Corporation, 13405 Yarmouth Road N.W., Pickerington, Ohio 43147.

     Shareholders desiring to nominate candidates for election as directors at the 2002 annual meeting or to submit candidates to the nominating and governance committee of the Company' board of directors must follow the procedures described in "ELECTION OF DIRECTORS."

                                 OTHER MATTERS

     As of the date of this proxy statement, the board of directors knows of no other matter that will be presented for action by the shareholders at the annual meeting of shareholders. However, if any other matter is properly presented at the annual meeting or any adjournment, the individuals acting under proxies solicited by the board of directors, will vote and act according to their best judgments in light of the conditions then prevailing.

     It is important that proxies be completed and returned promptly; therefore, shareholders who do not expect to attend the annual meeting in person are urged to fill in, sign and return the enclosed proxy card in the self-addressed envelope furnished herewith.

                                          By Order of the Board of Directors,

                                          /S/ Gordon Zacks
                                          Gordon Zacks,
                                          Chairman of the Board
                                            and Chief Executive Officer

March 29, 2001

                                                                         ANNEX A

               AUDIT COMMITTEE CHARTER OF R. G. BARRY CORPORATION

ORGANIZATION

     This charter governs the operations of the Audit Committee. The Audit Committee shall review and reassess the charter at least annually, and shall recommend any proposed changes to the Board of Directors for approval. The Audit Committee shall be appointed by the Board of Directors and shall be comprised of at least three Directors, each of whom is independent of management and the Company, as determined by the Board of Directors in its business judgment. Members of the Audit Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All Audit Committee members shall be financially literate, or shall become so within a reasonable period of time after appointment to the Audit Committee, and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

     The Audit Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Company's financial statements and its financial reporting process, its system of internal accounting and financial controls and the annual independent audit of the Company's financial statements. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication among the Audit Committee, independent auditors and management of the Company. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, and shall have the authority to retain outside counsel or other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

     The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors and report the results of those activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee in carrying out its responsibilities believes its policies and procedures should remain flexible in order to best react to changing conditions and circumstances. The Audit Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices and ethical behavior.

     The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate.

- The Audit Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the Company's shareholders. The Audit Committee shall have the authority and responsibility to evaluate the performance of the independent auditors and, where appropriate, recommend to the Board of Directors the replacement of the independent auditors. The Audit Committee shall be responsible for ensuring that the independent auditors submit, on a periodic basis to the Audit Committee, a formal written statement delineating all relationships between the independent auditors and the Company consistent with the requirements of the Independence Standards Board. The Audit Committee shall also be responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for recommending that the full Board of Directors take appropriate action in response to the independent auditors' report to satisfy itself of the independent auditors' independence. Annually, the Audit Committee shall review and recommend to the Board of Directors the selection of the Company's independent auditors.

- The Audit Committee shall discuss with the independent auditors the overall scope and plans for their audit including the adequacy of staffing and compensation. Also, the Audit Committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk. Further, the Audit Committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

- The Audit Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q with the SEC. Also, the Audit Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards and Statement on Auditing Standards No. 61, as the same may be modified or supplemented from time to time. The chair of the Audit Committee may represent the entire Audit Committee for the purposes of this review and discussion.

- The Audit Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the consistency of the Company's accounting policies and their application, the reasonableness of significant judgments, and the clarity and completeness of the disclosures in the financial statements. Also, the Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards and Statement on Auditing Standards No. 61, as the same may be modified or supplemented from time to time.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                             R. G. BARRY CORPORATION
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 10, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned holder(s) of common shares of R. G. Barry Corporation (the "Company") hereby constitutes and appoints Gordon Zacks and Daniel D. Viren, or either of them, the proxy or proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of the Company to be held on Thursday, May 10, 2001, at the Company's executive offices, 13405 Yarmouth Road N.W., Pickerington, Ohio, at 11:00 a.m., local time, and any adjournment, and to vote all of the common shares which the undersigned is entitled to vote at such Annual Meeting or at any adjournment:

         WHERE A CHOICE IS INDICATED, THE COMMON SHARES REPRESENTED BY THIS PROXY CARD WHEN PROPERLY EXECUTED WILL BE VOTED OR NOT VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED, THE COMMON SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM NO. 1 AS DIRECTORS OF THE COMPANY. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE COMMON SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE INDIVIDUALS DESIGNATED TO VOTE THE PROXY ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.

         All proxies previously given or executed by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the May 10, 2001 meeting and Annual Report to Shareholders for the fiscal year ended December 30, 2000.

                                     R. G. BARRY CORPORATION
                                     P.O. BOX 11152
                                     NEW YORK, NY 10203-0152


            (Continued, and to be executed and dated on other side.)

         1.   ELECTION OF DIRECTORS

         [ ]  FOR all nominees   [ ]   WITHHOLD AUTHORITY      [ ]  *EXCEPTIONS
              listed below             to vote for all
                                       nominees listed below

NOMINEES:     PHILIP G. BARACH         EDWARD M. STAN            DANIEL D. VIREN

*(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK
               THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME.)


          2. IN THEIR DISCRETION, THE INDIVIDUALS DESIGNATED TO VOTE THIS PROXY ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS (NONE KNOWN AT THE TIME OF SOLICITATION OF THIS PROXY) AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT.


                                           Address Change
                                           Mark Here              [ ]


                                        Please sign exactly as your name appears hereon. When common shares are registered in two names, both shareholders should sign. When signing as attorney, executor, administrator, guardian or trustee, please give full title as such. If shareholder is a corporation, please sign in full corporate name by President or other authorized officer. If shareholder is a partnership or other entity, please sign in entity name by authorized person. (Please note any change of address on this proxy card.)

                                        Dated:____________________________, 2001


                                        ----------------------------------------
                                        Signature of Shareholder(s)


                                        ----------------------------------------
                                        Signature of Shareholder(s)


   PLEASE FILL IN, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.


Votes must be indicated (X) in Black or Blue ink. [X]